Date: May 7, 2019

Investor Contact:	Media Contact:
Dennis Puma	Michael Kinney
732-938-1229	732-938-1031
dpuma@njresources.com	mkinney@njresources.com

GREGORY E. ALIFF ELECTED TO
NEW JERSEY RESOURCES BOARD OF DIRECTORS

WALL, N.J. – New Jersey Resources (NYSE: NJR) today announced that Gregory E. Aliff has been elected to its board of directors. An accomplished executive and author, Mr. Aliff has held a range of senior leadership roles at Deloitte LLP serving clients in the energy and utility industry.

“As a respected leader and strategic advisor with deep industry, financial and regulatory expertise, Greg Aliff is a welcome addition to our board of directors,” said Laurence M. Downes, chairman and CEO of New Jersey Resources. “Greg’s background leading Deloitte’s energy and resources practice and advising Fortune 500 companies on financial and regulatory matters will provide valuable perspective and make him a welcome addition to our board.”

From 1976 to 2015, Mr. Aliff held a variety of leadership and management roles at Deloitte, and served as vice chairman and senior partner where he oversaw the energy and resources practice until his retirement in 2015. He also led Deloitte’s U.S. sustainability practice from 2013-2014. During his career, he has provided a range of professional services to leading energy companies in the areas of accounting and financial reporting, enterprise risk management, regulatory strategy, rate case preparation and acquisition due diligence.

Mr. Aliff co-authored “Accounting for Public Utilities,” a comprehensive utility industry resource on accounting and ratemaking first published in 1983 and updated annually. He has also written a number of publications on trends and changes in the energy and utility industry, and is a frequent speaker at industry conferences and events.

Mr. Aliff serves on the corporate board for California Water Services Group, a publicly-traded water utility holding company, and chairs its Audit Committee. He received his bachelor’s degree and his master’s degree in business administration from Virginia Tech, and is a certified public accountant. He also completed the Executive Education Program at the International Institute for Management Development in Lausanne, Switzerland.

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GREGORY E. ALIFF ELECTED TO NEW JERSEY RESOURCES BOARD OF DIRECTORS

About New Jersey Resources
New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that provides safe and reliable natural gas and renewable energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

●	New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains over 7,500 miles of natural gas transportation and distribution infrastructure to serve more than half a million customers in New Jersey’s Monmouth, Ocean, Morris, Middlesex and Burlington counties.

●	NJR Clean Energy Ventures is a leading renewable energy company that invests in, owns and operates residential and commercial solar projects with a total capacity in excess of 250 megawatts, providing residential and commercial customers with low carbon solutions.

●	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides customized energy solutions to its customers across North America.
●	NJR Midstream serves customers, from local distributors and producers to electric generators and wholesale marketers, through its 50 percent equity ownership in the Steckman Ridge natural gas storage facility, as well as a 20 percent equity interest in the PennEast Pipeline Project.

●	NJR Home Services provides service contracts, as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes and businesses throughout New Jersey.

NJR and its more than 1,000 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR:
Visit: www.njresources.com
Follow us on Twitter @NJNaturalGas.
“Like” us at facebook.com/NewJerseyNaturalGas.
Download our free NJR investor relations app for iPad.

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